ITEM 77:  ATTACHMENTS


SUB-ITEM 77C:  Submission of matters to a vote of security holders

(a) A Special Meeting of Shareholders of the JNL Series Trust was held on April 24, 1997.

(b)  Not Applicable

(c) The matters voted upon at the meeting and the number of affirmative votes and the number of negative votes cast with respect to each matter were as follows:

     A change in sub-adviser for the JNL/Phoenix Investment Counsel Balanced Series from Phoenix Investment Counsel, Inc. to PPM America, Inc. and a proposed Amendment to the Sub-Advisory Agreement between Jackson National Financial Services, Inc. and PPM America, Inc.

     Affirmative Votes:  2,114,022.284 shares
     Negative Votes:  86,761.146 shares

     A change in sub-adviser for the JNL/Phoenix Investment Counsel Growth Series from Phoenix Investment Counsel, Inc. to Putnam Investment Management, Inc., a proposed Sub-Advisory Agreement between Jackson National Financial Services, Inc. and Putnam Investment Management, Inc. and a proposed Amendment to the Amended Investment Advisory and Management Agreement between the JNL Series Trust and Jackson National Financial Services, Inc. which provides for a fee increase at certain breakpoints.

     Affirmative Votes:  1,852,071.436 shares
     Negative Votes:  114,314.603 shares

     A change in sub-adviser for the PPM America/JNL Value Equity Series from PPM America, Inc. to Putnam Investment Management, Inc., a proposed Sub-Advisory Agreement between Jackson National Financial Services, Inc. and Putnam Investment Management, Inc. and a proposed Amendment to the Amended Investment Advisory and Management Agreement between the JNL Series Trust and Jackson National Financial Services, Inc. which provides for a fee increase at certain breakpoints.

     Affirmative Votes:  1,431,867.873 shares
     Negative Votes:  66,971.274 shares

(d)  Not Applicable


SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

     Trade                     Purchased  Price  Closin  Affilated
Seri Date    Share  Company    From       /      g       UW
es           s                            share  Price   participa
                                                         ting

16   01/29/   400   Coldwater  Montgomer  $15.0  $16.875 Raymond
     97             Creek      y Sec.     00     0       James
                    Inc.
16   02/04/   900   Circuit    McDonald   20.00  20.6250 Raymond
     97             City/      & Co.      0              James
                    Carmax
                    Group
16   02/26/  3,000  Edge       Jefferies  16.50  18.5000 Raymond
     97             Petroleum             00             James
                    Corp.
16   03/04/  3,000  Ameritrad  First      15.00  19.5000 Raymond
     97             e Holding  Boston     0              James
                    Corp.
16   03/07/  6,000  Pioneer    Lazard     13.00  13.5625 N/A
     97             Standard   Freres     0
                    Elec.
16   03/19/  2,000  Protein    Oppenheim  32.00  32.0000 N/A
     97             Design     er         0
                    Labs
16   04/04/  1,500  Gulf       Johnson    15.00  16.8125 Raymond
     97             Island     Rice/Jeff  0              James
                    Fabricati  eries
                    on Inc.
16   04/17/  5,000  Strayer    Smith      21.00  23.5000 Raymond
     97             Education  Barney     0              James
                    Inc.
15   04/25/  2,050  Hertz      J.P.       24.00  27.6250 N/A
     97             Corp.      Morgan     0
16   06/10/  11,44  RCM        Legg       9.500  10.1250 Raymond
     97      0      Technolog  Mason                     James
                    ies Inc.
16   06/24/  10,00  Furniture  Smith      17.00  18.0000 Raymond
     97      0      Brands     Barney     0              James
                    Int'l.

For all transactions listed, the determination described in paragraph
(h)(3) of Rule 10f-3 was made based on the following information: the securities were part of an issue registered under the Securities Act of 1933 which was being offered to the public; the purchase price paid did not exceed the offering price at the close of the first full business day after the first day of the offering (or, if a rights offering, the securities were purchased on the fourth day preceding the day on which the offering terminated); the underwriting was a firm commitment underwriting; the commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period; the issuer of the securities and its predecessors had been in continuous operation for not less than three years; the amount of such securities purchased by all of the investment companies advised by the sub-adviser (i) did not exceed 4% of the principal amount of the offering or (ii) if $5,000 or less, did not exceed 10% of the principal amount of the offering; the purchase price was less than 3% of the Registrant's total assets; no affiliated underwriter of the Registrant was a direct or indirect participant in or beneficiary of the sale.